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                                                                    EXHIBIT 99.2

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News Release                              Easterly
                                          Investor Relations

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                                    Client:     Crown Castle International Corp.

                                  Contacts:     Charles C. Green, III, CFO
                                                Crown Castle International
                                                713-570-3000
FOR IMMEDIATE RELEASE
                                                Ken Dennard, Easterly I.R.
                                                kdennard@easterly.com
                                                713-529-6600

                          Crown Castle International TO
                        ACQUIRE 650 TOWERS FROM POWERTEL

MARCH 16, 1999 - HOUSTON, TEXAS - Crown Castle International Corp. (NASDAQ:TWRS) today announced it has entered into a definitive agreement to acquire 650 communications sites from Powertel, Inc. (NASDAQ:PTEL) for approximately $275 million in cash. The transaction is expected to close in the second quarter of 1999. The agreement provides Powertel with a 10-year lease - with three five-year renewal terms - on the sites purchased by Crown Castle. Crown Castle will receive $1,800 per month per tower from Powertel. The lease is subject to a 15 percent rent increase at the end of each five-year term.

         "We are pleased to announce our third important US carrier transaction as we complement and enhance our East Coast and Southeast cluster strategy," stated Ted B. Miller, Jr., CEO of Crown Castle International. "Over the past three years, Powertel has focused on constructing high-quality towers with significant co-location capacity and - in our view - are the best towers in their respective markets. Powertel's extensive Southeast coverage includes high growth clusters such as Atlanta, Jacksonville, Florida, and Birmingham, Alabama, with network coverage to nearly 16 million of the 24 million people throughout this 12-state footprint. With more than 3,000 miles of highway coverage, Powertel customers have contiguous PCS coverage from northern Florida to Kentucky.

         "Combined with our previously announced Bell Atlantic Mobile and BellSouth transactions, the Powertel portfolio brings our pro forma communications site count to over 6,000 total sites," concluded Mr. Miller.

         "We evaluated a number of contenders for the purchase of our towers and found pricing to be extremely competitive," stated Allen E. Smith, Powertel President and CEO. "However, we felt Crown Castle's superior industry knowledge and operational expertise was a differentiating factor."
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[LOGO] CROWN CASTLE INTERNATIONAL CORP

Crown Castle International Corp. is a leading provider of communication sites and wireless network services and provides an array of related infrastructure and network support services to the wireless communications and radio and television broadcasting industries in the United States and United Kingdom. Pro forma for the Bell Atlantic Mobile, BellSouth, One 2 One, and Powertel transactions, Crown Castle International owns, operates and manages over 6,000 communication sites. For more information on Crown Castle International, visit: www.crowncastle.com.

[LOGO] POWERTEL, INC.

Powertel, Inc. is a leading wireless Personal Communications Service (PCS) provider serving the southeastern United States and is licensed to provide wireless PCS services in 12 states to a population of more than 24 million people in major cities including Athens, Atlanta, Augusta, Columbus, Birmingham, Chattanooga, Jackson, Jacksonville, Knoxville, Lexington, Louisville, Macon, Memphis, Nashville and Savannah. With service in 34 operational markets and along major connecting highway corridors spanning seven states, Powertel has the largest contiguous PCS network in the southeastern United States. Powertel offers consumers and businesses a variety of compact handsets featuring a secure portable phone, voice mail, short messaging and paging services and a range of affordable pricing plans without contracts. For more information on Powertel and its products and services, visit the company on its web site at: http://www.powertel.com.

This press release contains various forward-looking statements and information that are based on management's belief as well as assumptions made by and information currently available to management. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Such statements are subject to certain risks, uncertainties and assumptions. Should one or more of these risks materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected.


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